Exhibit 99.1

Olympic Steel Reports Strong 2018 First-Quarter Results

Quarterly Net Sales and Operating Income Grow 12% Versus 2017’s First Quarter

Board Declares Regular Quarterly Cash Dividend

CLEVELAND--(BUSINESS WIRE)--May 3, 2018--Olympic Steel Inc., (Nasdaq: ZEUS), a leading national metals service center, today announced financial results for the first quarter ended March 31, 2018.

First-quarter 2018 net sales increased 12% to $376 million, compared with $335 million in last year’s same quarter. Consolidated gross margin expanded to 21.5% of net sales in the first quarter of 2018, up from 19.4% of net sales in the fourth quarter of 2017, and up from 20.7% of net sales in the 2017 full-year period. Operating income in 2018’s first quarter grew 12% to $12.3 million, versus $11.1 million in last year’s comparable quarter.

Net income in the 2018 first quarter was $7.6 million, or $0.67 per diluted share, compared with net income of $7.7 million, or $0.68 per diluted share, in the first quarter of 2017. Last year’s first-quarter results included an out-of-period income tax adjustment that increased 2017 first-quarter net income by $1.9 million, or $0.17 per diluted share. The Company recorded $0.5 million of LIFO expense in the first quarter of 2018, compared with $0.4 million of LIFO expense in the first quarter of 2017.

After adjusting for the tax impact in the first quarter of 2017 and LIFO expense recorded in both first-quarter periods, adjusted net income increased 30% to $0.70 per diluted share in the first quarter of 2018, compared with adjusted net income of $0.54 per diluted share in 2017’s comparable period. Please see the table that follows for a reconciliation of non-GAAP measures to measures prepared in accordance with GAAP.

“First-quarter 2018 net sales grew in all three operating segments versus the fourth quarter and compared with the first quarter of last year,” said Chairman and Chief Executive Officer Michael D. Siegal. “Accelerating shipments and rising prices throughout the first quarter resulted in our highest operating income in any quarter since 2011.”

“After quarter end, we acquired Berlin Metals, a distributor of prime tin mill products with a growing stainless steel business. In addition to diversifying into new complementary products, this acquisition, which we believe will be accretive, also adds new customers and markets, providing us with cross-selling growth opportunities. We continue to seek potential acquisition candidates that align with our long-term objectives, as well as undertake internal growth initiatives in key strategic areas.”

“As we move through a busy spring season, shipping volumes and metal prices remain elevated, setting the stage for a strong first half,” Siegal said.

The Company’s Board of Directors also approved a regular quarterly cash dividend of $0.02 per share, which is payable on June 15, 2018, to shareholders of record on June 1, 2018.

Olympic Steel, Inc.
Reconciliation of Net Income Per Diluted Share to Adjusted Net Income Per Diluted Share
The following table reconciles adjusted net income per diluted share to the most directly comparable GAAP financial measure:

	Three Months Ended
	March 31,
	2018	2017

	(unaudited)
Net income per diluted share (GAAP):	$0.67	$0.68
Excluding the following items:
Tax adjustment on retirement plan	-	(0.17)
LIFO expense	0.03	0.03
Adjusted net income per diluted share (non-GAAP):	$0.70	$0.54

Conference Call and Webcast

A simulcast of Olympic Steel’s 2018 first-quarter earnings conference call can be accessed via the Investor Relations section of the Company’s website at www.olysteel.com. The simulcast will begin at 9 a.m. EDT today, May 3, and a replay of the call will be available for approximately 14 days thereafter.

Forward-Looking Statements

It is the Company’s policy not to endorse any analyst’s sales or earnings estimates. Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are typically identified by words or phrases such as “may,” “will,” “anticipate,” “should,” “intend,” “expect,” “believe,” “estimate,” “project,” “plan,” “potential,” and “continue,” as well as the negative of these terms or similar expressions. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those implied by such statements. Readers are cautioned not to place undue reliance on these forward-looking statements. Such risks and uncertainties include, but are not limited to: general and global business, economic, financial and political conditions; competitive factors such as the availability, global production levels and pricing of metals, industry shipping and inventory levels and rapid fluctuations in customer demand and metals pricing; cyclicality and volatility within the metals industry; fluctuations in the value of the U.S. dollar and the related impact on foreign steel pricing, U.S. exports, and foreign imports to the United States; the levels of imported steel in the United States and any associated tariffs and duties; the availability and rising costs of transportation and logistical services; the successes of our efforts and initiatives to increase sales and earnings, maintain or improve working capital turnover and free cash flows, improve our customer service, and achieve cost savings; our ability to generate free cash flow through operations and repay debt within anticipated time frames; events or circumstances that could impair or adversely impact the carrying value of any of our assets; risks and uncertainties associated with intangible assets, including additional impairment charges related to indefinite lived intangible assets; events or circumstances that could adversely impact the successful operation of our processing equipment and operations; the amounts, successes and our ability to continue our capital investments and strategic growth initiatives, including acquisitions and our business information system implementations; our ability to successfully integrate Berlin Metals, LLC, or Berlin Metals, into our business and risks inherent with the Berlin Metals acquisition in the achievement of expected results, including whether the acquisition will be accretive and within the expected timeframe; the success of our operational initiatives to improve our operating, cultural and management systems and reduce our costs; the ability to comply with the terms of our asset-based credit facility; the ability of our customers and third parties to honor their agreements related to derivative instruments; customer, supplier and competitor consolidation, bankruptcy or insolvency; reduced production schedules, layoffs or work stoppages by our own, our suppliers’ or customers’ personnel; the impacts of union organizing activities and the success of union contract renewals; the timing and outcomes of inventory lower of cost or market adjustments and last-in, first-out, or LIFO, income or expense; the ability of our customers (especially those that may be highly leveraged, and those with inadequate liquidity) to maintain their credit availability; the inflation or deflation existing within the metals industry, as well as our product mix and inventory levels on hand, which can impact our cost of materials sold as a result of the fluctuations in the LIFO inventory valuation; the adequacy of our existing information technology and business system software, including duplication and security processes; the adequacy of our efforts to mitigate cyber security risks and threats; access to capital and global credit markets; our ability to pay regular quarterly cash dividends and the amounts and timing of any future dividends; our ability to repurchase shares of our common stock and the amounts and timing of repurchases, if any; unanticipated developments that could occur with respect to contingencies such as litigation, arbitration and environmental matters, including any developments that would require any increase in our costs for such contingencies; and changes in laws or regulations or the manner of their interpretation or enforcement could impact our financial performance and restrict our ability to operate our business or execute our strategies.

In addition to financial information prepared in accordance with GAAP, this document also contains adjusted earnings per diluted share, which is a non-GAAP financial measure. Management’s view of the Company’s performance includes adjusted earnings per share, and management uses this non-GAAP financial measure internally for planning and forecasting purposes and to measure the performance of the Company. We believe this non-GAAP financial measure provides useful and meaningful information to us and investors because it enhances investors’ understanding of the continuing operating performance of our business and facilitates the comparison of performance between past and future periods. This non-GAAP financial measure should be considered in addition to, but not as a substitute for, the information prepared in accordance with GAAP. A reconciliation of this non-GAAP measure to the most directly comparable GAAP financial measure is provided above.

About Olympic Steel

Founded in 1954, Olympic Steel is a leading U.S. metals service center focused on the direct sale and distribution of large volumes of processed carbon, coated and stainless flat-rolled sheet, coil and plate steel, aluminum, and tin products. The Company’s CTI subsidiary is a leading distributor of steel tubing, bar, pipe, valves and fittings, and fabricates pressure parts for the electric utility industry. Headquartered in Cleveland, Ohio, Olympic Steel operates from 31 facilities in North America.

For additional information, please visit the Company’s website at www.olysteel.com or http://ir.olysteel.com/Contact_Us?BzID=2195

-Financial Tables Follow-

Olympic Steel, Inc.
Consolidated Statements of Comprehensive Income
(in thousands, except per-share data)

	Three Months Ended Mar. 31,
	2018	2017
	(unaudited)
Net sales	$375,598	$334,893

Costs and expenses

Cost of materials sold (excludes items shown separately below)	294,777	258,454
Warehouse and processing	23,436	23,501
Administrative and general	18,872	18,165
Distribution	12,139	10,365
Selling	7,228	6,511
Occupancy	2,555	2,310
Depreciation	4,024	4,314
Amortization	222	222

Total costs and expenses	363,253	323,842

Operating income	12,345	11,051

Other loss, net	(46)	(26)

Income before interest and income taxes	12,299	11,025
Interest and other expense on debt	1,986	1,626

Income before income taxes	10,313	9,399
Income tax provision	2,684	1,700

Net income	$7,629	$7,699

Earnings per share:

Net income per share - basic	$0.67	$0.68

Weighted average shares outstanding - basic	11,418	11,369

Net income per share - diluted	$0.67	$0.68

Weighted average shares outstanding - diluted	11,418	11,369

Olympic Steel, Inc.
Consolidated Balance Sheets
(in thousands)

	At Mar. 31, 2018	At Dec. 31, 2017
	(unaudited)
Assets

Cash and cash equivalents	$3,412	$3,009
Accounts receivable, net	174,813	132,737
Inventories, net (includes LIFO debit of $4,837 as of Mar. 31, 2018, and $5,337 as of Dec. 31, 2017)	319,024	275,307
Prepaid expenses and other	5,698	8,333
Assets held for sale	750	750
Total current assets	503,697	420,136

Property and equipment, at cost	384,218	376,710
Accumulated depreciation	(232,908)	(229,062)
Net property and equipment	151,310	147,648

Intangible assets, net	22,758	22,980
Other long-term assets	13,114	13,394
Total assets	$690,879	$604,158

Liabilities

Current portion of long-term debt	$-	$930
Accounts payable	112,518	84,034
Accrued payroll	9,782	11,999
Other accrued liabilities	14,567	14,184
Total current liabilities	136,867	111,147
Credit facility revolver	248,955	196,235
Other long-term liabilities	11,215	12,048
Deferred income taxes	12,827	12,145
Total liabilities	409,864	331,575

Shareholders' Equity

Preferred stock	-	-
Common stock	130,379	129,453
Treasury stock	(239)	(337)
Retained earnings	150,875	143,467
Total shareholders' equity	281,015	272,583
Total liabilities and shareholders' equity	$690,879	$604,158

Olympic Steel, Inc.
Segment Financial Information
(In thousands, except tonnage and per-ton data. Figures may not foot to consolidated totals due to Corporate expenses.)

	Three Months Ended March 31:
	(unaudited)
	Carbon Flat		Specialty Metals Flat		Tubular and Pipe
	Products		Products		Products[1]
	2018	2017	2018	2017	2018	2017
Tons Sold[1]	297,604	303,792	24,863	23,193	NA	NA

Net Sales	$240,894	$216,916	$ 65,529	$57,955	$ 69,175	$60,022
Average selling price per ton	809	714	2,636	2,499	NA	NA
Cost of materials sold[2]	189,775	169,173	56,131	48,284	48,871	40,997
Gross profit[3]	51,119	47,743	9,398	9,671	20,304	19,025
Operating expenses[4]	43,013	40,368	6,387	5,686	16,037	16,538
Operating income	$8,106	$7,375	$ 3,011	$3,985	$ 4,267	$2,487

Depreciation and Amortization	2,560	2,889	204	226	1,456	1,396

	At March 31, 2018	At Dec. 31, 2017
Assets	(unaudited)
Flat products	$490,622	$409,116
Tubular and pipe products	199,938	194,787
Corporate	319	255

Total assets	$690,879	$604,158

Other Information:

(In thousands, except per-share data)	At March 31, 2018	At Dec. 31, 2017
	(unaudited)
Shareholders' equity per share	$25.55	$24.80

Debt-to-equity ratio	0.89 to 1	0.72 to 1

	Three Months Ended March 31,
	2018	2017
	(unaudited)

Net cash used for operating activities	$(43,455)	$(25,692)

Cash dividends per share	$0.02	$0.02

[1]	Tonnage is less meaningful for the Tubular and Pipe Products segment and therefore, is not reported.
[2]	Includes $0.5 million and $0.4 million of LIFO expense in the three months ended March 31, 2018 and 2017, respectively.
[3]	Gross profit is calculated as net sales less the cost of materials sold.
[4]	Operating expenses are calculated as total costs and expenses less the cost of materials sold from the Consolidated Statements of Comprehensive Income.

CONTACT:
Olympic Steel Inc.
Olympic Steel Investor Relations
Matthew J. Dennis, CFA, 216-672-0522